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                                                                      EXHIBIT 23




              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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The Board of Directors and Shareholders
Planar Systems, Inc. and Subsidiaries:


We consent to incorporation by reference in the Registration Statements (Nos. 33-82696, 33-82688, 33-90258 and 333-45191) on Form S-8 of Planar Systems, Inc.
and subsidiaries of our report dated November 2, 1998, relating to the consolidated balance sheets of Planar Systems, Inc. and subsidiaries as of September 25, 1998 and September 26, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended September 25, 1998, which report appears in the Annual Report on Form 10-K of Planar Systems, Inc. and subsidiaries for the year ended September 25, 1998.


/s/ KPMG Peat Marwick LLP

Portland, Oregon
December 18, 1998